UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 5, 2015

BDCA VENTURE, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-53504	26-2582882
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (720) 889-0139

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02      Termination of a Material Definitive Agreement.

On October 5, 2015, the Board of Directors of BDCA Venture, Inc. (“BDCA Venture” or the “Company”) implemented the initial phase of its plan to attempt to maximize value for BDCA Venture’s shareholders by approving the termination of the Investment Advisory and Administrative Services Agreement dated July 1, 2014 (the “Investment Advisory Agreement”) between the Company and BDCA Venture Adviser, LLC, the Company’s investment adviser (the “Adviser”).   The Board of Directors also determined that the Company will no longer make investments in new venture companies and will now shift its focus to the orderly monetization of the Company’s current holdings.  However, the Company may consider making opportunistic follow-on investments in its existing portfolio companies.

The Board of Directors is continuing to assess the Company's investment objective and strategy, use of available cash resources (including distributions and stock repurchases) and its business operations going forward.

According to the notice of termination of the Investment Advisory Agreement delivered to the Adviser on October 5, 2015, the effective date of termination of the Investment Advisory Agreement will be December 6, 2015, unless shortened or extended by mutual written agreement of the Company and the Adviser.  Under the terms of the Investment Advisory Agreement, the Adviser: (i) determines the composition of the Company’s investment portfolio, (ii) determines which securities the Company will purchase, retain or sell, (iii) identifies, evaluates and negotiates the structure of investments the Company makes, including performing due diligence on prospective portfolio companies, and (iv) closes, monitors and services the investments the Company makes.

The Company pays the Adviser a fee for its investment advisory services under the Investment Advisory Agreement consisting of two components:  (i) a base management fee and (ii) an incentive fee.  The base management fee is calculated at an annual rate of 2% of the Company’s gross assets and is paid quarterly. The incentive fee is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date), and equals 20% of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fees, with respect to each of the investments in the Company’s portfolio.

The Company will continue to pay the base management fee through the effective date of termination.  The Company will also calculate the incentive fee due and payable to the Adviser as of the effective date of termination.  Based on the Company’s financial results through June 30, 2015, no incentive fee would be due and payable to the Adviser.

Pursuant to the Investment Advisory Agreement, the Adviser also performs, or causes to be performed by other persons, all administrative services in connection with the operation of the Company, including with respect to its portfolio accounting and bookkeeping, performing stockholder and investor relations services, determining and publishing its net asset value, overseeing the preparation and filing of reports filed with the SEC and its tax returns, and generally overseeing the payment of its expenses and performance of administrative and professional services rendered to the Company by others.

The Company currently reimburses the Adviser for the allocable portion of expenses incurred by the Adviser in performing its administrative obligations under the Investment Advisory Agreement, including the allocable portion of compensation of the Company’s Chief Financial Officer and Chief Compliance Officer, and their respective staff.  The Company will continue to reimburse the Adviser for its allocable share of administrative expenses through the effective date of termination.

Following the effective date of termination, the Company will become internally managed and the Adviser will no longer be obligated to perform the services described above or provide personnel to serve as officers of the Company.  However, the Company currently intends to engage one or more third parties, which may include the Adviser or one of its affiliates, to provide certain administrative and other services to the Company.   The Adviser intends to cooperate with the Company to provide an orderly management transition.

Item 7.01        Regulation FD Disclosure.

The Company issued a press release on October 7, 2015 announcing the termination of the Investment Advisory Agreement.  A copy of the press release is attached as Exhibit 99.1, and is incorporated herein by this reference.

Item 9.01        Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.                       Description

99.1                                    Press Release dated October 7, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 7, 2015	BDCA VENTURE, INC.

		By:	/s/ Frederic M. Schweiger
Frederic M. Schweiger
President and Chief Executive Officer

4